                                                           Registration No. 333-

      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2004


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                           ELBIT MEDICAL IMAGING LTD.
             (Exact name of registrant as specified in its charter)

             ISRAEL                                                  N/A
 (State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                     13 MOZES STREET, TEL-AVIV 67442, ISRAEL
               (Address of Principal Executive Offices) (Zip Code)

                  2001 INCENTIVE PLAN TO EMPLOYEES AND OFFICERS
                            (Full title of the plan)

                           Corporation Service Company
                        2711 Centerville Road, Suite 400
                              Wilmington, DE 19808
                                 (888) 690-2882
 (Name, address and telephone number, including area code, of agent for service)

                      -------------------------------------

                                   Copies to:
                                 Aya Yoffe, Adv.
               Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
                               One Azrieli Center
                             Tel Aviv 67021, Israel



 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                 Amount to       Proposed Maximum
    Title of Securities             be            Offering Price     Proposed Maximum Aggregate       Amount of
      to be Registered         Registered(1)      per Share (2)      Offering Price (2)            Registration Fee
----------------------------- ---------------- --------------------- ----------------------------- -----------------
 Ordinary Shares, per value
     NIS 1.0 per share        584,500                 $8.875                 $5,187,437.5               $657.25
====================================================================================================================

(1) This registration statement covers 584,500 ordinary shares of Elbit Medical Imaging Ltd., par value NIS 1.0 per ordinary share, that have been issued, or may be issued in the future, under the 2001 Incentive Plan to Employees and Officers described in this registration statement. The Plan was amended on March 29, 2004 to increase the number of ordinary shares subject to the Plan by 34,500 ordinary shares, which are included in the 584,500 ordinary shares registered hereby.
(2) Calculated pursuant to Rule 457(c) and (h). The Proposed Maximum Offering Price Per Share is $8.875, which represents the average of the high and low sales prices of the Ordinary Shares as quoted through the Nasdaq National Market on July 16, 2004.

================================================================================

                                EXPLANATORY NOTE

         Elbit Medical Imaging Ltd. prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register 584,500 of its ordinary shares, NIS 1.0 par value, that were issued or may be issued pursuant to the 2001 Incentive Plan to Employees and Officers, as amended (the "Plan").

         Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I under Form F-3 under the Securities Act and pursuant to General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers and resales made on a continuous or delayed basis in the future of up to an aggregate of 547,000 of these ordinary shares, which may constitute "control securities" and/or "restricted securities," issued under the Plan to the selling shareholders listed in the reoffer prospectus.


--------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         We will send or give the information specified in Part I of Form S-8 to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. We are not obligated to file these documents with the Securities and Exchange Commission as part of this Registration Statement. These documents and the documents incorporated by reference in this registration statement pursuant to
Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

        -----------------------------------------------------------------


                               REOFFER PROSPECTUS

                     ---------------------------------------

                           ELBIT MEDICAL IMAGING LTD.
                     13 MOZES STREET, TEL-AVIV 67442, ISRAEL

                     ---------------------------------------

                             547,000 ORDINARY SHARES

         This reoffer prospectus relates to the resale of up to 547,000 ordinary shares of the Company, par value NIS 1.0 per share, being offered by the selling shareholders listed on page 20.

         The prices at which a selling shareholder may sell his or her shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under "Selling Shareholders" and "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of the shares under this prospectus, other than the repayment of the loans (including any accrued interest) that we granted to the selling shareholders under the 2001 Incentive Plan to Employees and Officers. All expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions and other expenses incurred by individual selling shareholders will be borne by these selling shareholders.

         The ordinary shares covered by this prospectus were issued pursuant to the terms of the Plan to Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. Trustees Ltd., as trustee for the benefit of 35 offerees, including employees and officers of ours, and of our parent and subsidiary companies. The employees received loans from us in order to pay the consideration for the shares, with the shares issued serving as collateral to secure repayment of the loans.

         Our ordinary shares trade on the Nasdaq National Market, under the trading symbol "EMITF". On July 16, 2004, the last sale price of our ordinary shares was $8.82.


                         THIS INVESTMENT INVOLVES RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. This reoffer prospectus may only be used where it is legal to sell these securities. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                  The date of this Prospectus is July 20, 2004.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                       Page
                                                                       ----

CORPORATE INFORMATION...................................................6

THE COMPANY.............................................................6

RISK FACTORS............................................................6

USE OF PROCEEDS.........................................................20

SELLING SHAREHOLDERS....................................................21

PLAN OF DISTRIBUTION....................................................23

OFFER AND LISTING DETAILS...............................................25

LEGAL MATTERS...........................................................25

EXPERTS.................................................................25

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION......................................................25

AVAILABLE  INFORMATION..................................................25

INCORPORATION BY REFERENCE..............................................25

                           FORWARD-LOOKING STATEMENTS

         Our disclosure in this reoffer prospectus (including documents incorporated by reference herein) contains "forward-looking statements." Forward-looking statements are our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. These include statements, among others, relating to our planned future actions, our beliefs with respect to the sufficiency of our cash and cash equivalents, plans with respect to funding operations, projected expense levels and the outcome of contingencies, such as future financial results.

         Any or all of our forward-looking statements in this reoffer prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. The uncertainties that may cause differences include, but are not limited to, the availability of necessary funds and our ability to raise capital when needed and on reasonable terms, or at all. In addition, you should note that our past financial and operation performance is not necessarily indicative of future financial and operational performance. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                              CORPORATE INFORMATION

            Our principal executive offices are located at 13 Mozes Street, Tel-Aviv 67442, Israel and our telephone number is (972-3)- 608-6010 and our fax number is (972-3) 695-3080.

                                   THE COMPANY

            Elbit Medical Imaging Ltd. was incorporated in 1996 and has a perpetual duration. We were incorporated under the laws of the State of Israel and are subject to the Israeli Companies Law 1999 - 5759 and the Israeli Securities Law 1968 - 5728 and any regulations published under these laws. Our shares are listed on the NASDAQ National Market (ticker symbol EMITF) and on the Tel Aviv Stock Exchange. Our executive offices are located at 13 Mozes Street, Tel-Aviv 67442, Israel.

            Our activities are divided into three principal fields: (i) ownership, operation, management, acquisition, expansion and development of commercial and entertainment malls in Europe, primarily in Eastern and Central Europe; (ii) ownership, operation, leasing, management, acquisition, expansion and development of hotels in major European cities and ownership, operation and management of a commercial and entertainment mall in Israel through our subsidiary Elscint Limited (Elscint); and (iii) research and development in the image guided focused ultrasound activities through our subsidiary InSightec - Image Guided Treatment Ltd.

            In addition to the above, we and our Elscint subsidiary hold interests in certain venture capital backed companies and bio-medical investments. The scope of our and Elscint's activity in these areas of business is not significant to our results of operations.

                                  RISK FACTORS

            You should carefully consider the risks described below before making an investment in Elbit Medical Imaging Ltd. The risks and uncertainties described below are not the only ones facing the Company, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

RISKS RELATING TO THE COMMERCIAL AND ENTERTAINMENT MALLS BUSINESS

SUITABLE LOCATIONS ARE CRITICAL TO THE SUCCESS OF A COMMERCIAL AND ENTERTAINMENT MALL.

            The choice of suitable locations for the development of the commercial and entertainment mall projects is an important factor in the success of the individual projects. Ideally, these sites should be located: (i) within the city center, with well-developed transportation infrastructures (road and rail) in close proximity to facilitate customer access; and (ii) within local areas with sufficient population to support the malls. We cannot be certain that we will be able to find sites in the target cities which meet these criteria, either at all or at viable prices.

ZONING RESTRICTIONS AND LOCAL OPPOSITION CAN DELAY OR PRECLUDE CONSTRUCTION OF A MALL.

            Sites which meet our criteria must be zoned for commercial activities of the type contained in commercial and entertainment malls. In instances where the existing zoning is not suitable or in which the zoning has yet to be determined, we will apply for and obtain required zoning classifications. This procedure may be protracted, particularly in countries where the bureaucracy is cumbersome and inefficient, and we cannot be certain that the process of obtaining proper zoning will be completed with sufficient speed to enable the malls to open ahead of the competition or at all. Opposition by local residents to zoning and/or building permit applications may also cause considerable delays. Most of our site acquisitions are conditioned upon the grant of a building permit.

WE DEPEND ON SUBCONTRACTORS TO CONSTRUCT OUR MALLS.

            We rely on subcontractors for all of our construction and development activities. We cannot be certain that we will be able to enter into subcontracting arrangements on terms acceptable to us or at all. The competition for the services of quality subcontractors may cause delays in construction thus exposing us to a loss of our competitive advantage. Subcontracting arrangements may be on less favorable terms than would otherwise be available, which may result in increased development and construction costs. By relying on subcontractors, we become subject to a number of risks relating to these entities, such as quality of performance, work ethics, performance delays, construction defects and the financial stability of the subcontractors. A shortage of workers would have a detrimental effect on us and our subcontractors and hence on our ability to conclude the construction phase on time and within budget. We generally require our subcontractors to provide bank guarantees in our favor to financially secure their performance. In the event the subcontractor fails to perform, the bank guarantees provide a monetary payment to us. The guarantees do not, however, obligate the subcontractors to complete the project and may not adequately cover our costs of completing the project or the lost profits during the period while alternative means of completing the project are sought.

COMPETITION IS INCREASING RAPIDLY IN EASTERN EUROPE.

            The retail and entertainment industry in Eastern Europe is rapidly becoming more competitive, with a number of developers (particularly from Germany and France) becoming active in our target areas. While their activities in the past have tended to concentrate on large retail centers or "power-centers," the commercial and entertainment mall concept we promote is gaining increasing popularity due to its potentially high yields. Developers compete not only for patrons, but also for desirable properties, financing, raw materials, qualified contractors, experienced system consultants, expert marketing agents and skilled labor. The public bidding process (the process through which we often acquire new properties) is subject to intense competition and some of our competitors have longer operating histories and greater resources than us, all of which may limit our ability to obtain such projects. There can be no assurance that we will be successful in winning projects that we bid for or which are awarded pursuant to fixed price tenders or will otherwise continue to be successful in competing in Eastern European.

DELAYS IN THE COMPLETION OF CONSTRUCTION PROJECTS COULD AFFECT OUR SUCCESS.

            An important element in the success of our commercial and entertainment mall projects is the short construction time (generally 8 to 12 months from the receipt of building permits, depending on the size of the project), and our ability to open the malls ahead of competition, particularly in cities which do not have commercial and entertainment malls of the type constructed by us. This makes us subject to a number of risks relating to these activities including:

            o    delays in obtaining zoning and other approvals;

            o    the unavailability of materials and labor;

            o the abilities of sub-contractors to complete work competently and on schedule;

            o the surface and subsurface condition of the land underlying the project;

            o    environmental uncertainties;

            o    extraordinary circumstances or acts of god; and

            o ordinary risks of construction that may hinder or delay the successful completion of a particular project.

            In addition, under our development contracts with local Municipalities we have deadlines for most of our projects (subject to limited exceptions). If construction of a project does not proceed in accordance with our schedule, we may in some instances be required to pay penalties to the vendor (usually local Municipalities) based on the extent and time of the delay. The failure to complete a particular project on schedule or on budget may have a material adverse effect on our business, prospects, results of operations or financial condition.

WE MAY BE AFFECTED BY SHORTAGES IN RAW MATERIALS AND EMPLOYEES.

            The building industry may from time to time experience fluctuating prices and shortages in the supply of raw materials as well as shortages of labor and other materials. The failure to obtain sufficient amounts of raw materials and to retain efficient employees on terms acceptable to us may result in a material adverse effect on the results of our operations.

WE ARE DEPENDENT ON ENGAGING THIRD PARTIES TO ENTER INTO LEASE AGREEMENTS, AND ON OBTAINING AND RETAINING ATTRACTIVE, HIGH CUSTOMER TRAFFIC LOCATIONS.

         We are dependent on our ability to engage third parties to enter into new leases and renew existing leases on favorable terms. We may find it more difficult to engage third parties to enter into leases during periods when market rents are increasing, or when general consumer activity is decreasing. If a significant portion of our existing leases were to expire during such a period, we may experience a decline in rental incomes. We seek agreements in principle with anchor tenants (such as the operators of movie theaters, supermarkets, department stores, electrical appliances stores and video and gaming arcades), either generally or on a property-by property basis, prior to entering into a formal lease. The termination of a lease by any anchor tenant may materially adversely affect the Company. The failure of an anchor tenant to abide by these agreements may cause delays, result in a decline in rental income (temporary or long term) the effect of which we may not be able to offset due to difficulties in finding a suitable replacement tenant.

OUR RESULTS OF OPERATIONS MAY BE AFFECTED BY RETAIL CLIMATES AND TENANT BANKRUPTCIES.

         Bankruptcy filings by retailers are normal in the course of our operations. We are continually releasing vacant spaces resulting from tenant terminations. Pressures that affect consumer confidence, job growth, energy costs and income gains can affect retail sales growth, and a continuing soft economic cycle may impact our ability to re-tenant property vacancies resulting from store closings or bankruptcies.

         The geographical diversity of our portfolio mitigates some of the risk of an economic downturn. In addition, the diversity of our tenant mix also is important because no single retailer is considered as a principal tenant. Bankruptcies and store closings may, in some circumstances, create opportunities for us to release spaces at higher rents to tenants with enhanced sales performance. We have demonstrated an ability to successfully re-tenant anchor and in-line store locations during soft economic cycles. While these factors reflect some of the inherent strengths of our portfolio in a difficult retail environment, we cannot assure you that we will successfully execute our releasing strategy.

GENERAL ECONOMIC CONDITIONS IN A REGION WILL AFFECT OUR TENANTS.

         If an economic recession occurs, the demand and rents for neighborhood and community commercial and entertainment malls could decline and adversely affect our financial condition and results of operations. Our financial condition and results of operations could also be adversely affected if our tenants are unable to make lease payments or fail to renew their leases as a result of declining consumer spending.

ENVIRONMENTAL ISSUES ARE BECOMING OF INCREASING SIGNIFICANCE IN EASTERN EUROPE.

         There is increasing awareness of environmental issues in Eastern Europe. This may be of critical importance in areas previously occupied by the Soviet Army where soil pollution may be prevalent. While we generally insist upon receiving an environmental report as a condition for purchase, or alternatively conduct environmental tests during our due diligence investigations, we cannot be certain that all sites acquired will be free of environmental pollution. Should that eventuality arise, it will adversely affect our ability to construct, develop and operate the commercial and entertainment mall on the relevant site, and may cause us to suffer expenses needed to clean up the polluted site.

RISKS RELATING TO THE HOTEL BUSINESS OF ELSCINT

THE HOTEL AND LEISURE INDUSTRY MAY BE AFFECTED BY ECONOMIC CONDITIONS, OVERSUPPLY, TRAVEL PATTERNS, WEATHER AND OTHER CONDITIONS BEYOND ELSCINT'S CONTROL WHICH MAY ADVERSELY AFFECT ITS BUSINESS AND RESULTS OF OPERATIONS.

         The hotel and leisure industry may be adversely affected by changes in national or local economic conditions and other local market conditions. Elscint's hotels generally, and in particular, in Johannesburg, Budapest London, Amsterdam and Bucharest, may be subject to the risk of oversupply of hotel rooms. Elscint is subject to various risks related to its operations in Eastern Europe, including economic and political instability, political and criminal corruption and the lack of experience and unpredictability of the civil justice system. Other general risks that may affect Elscint's hotel and leisure business are changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, workers' union activities, increases in land acquisition prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, or changes in real estate tax rates and other current operating expenses. Unforeseen events, such as terrorist attacks, outbreaks of epidemics and economic recessions have had and may continue to have an adverse effect on local and international travel patterns and, as a result, on occupancy rates and prices in Elscint's hotels. Downturns or prolonged adverse conditions in the real estate or capital markets or in national or local economies and difficulties in securing financing for the development of hotels, could have a material adverse effect on Elscint's business, results of operations, ability to develop new projects and the attainment of its goals.

COMPETITION IN THE HOTEL AND LEISURE INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON ELSCINT'S BUSINESS AND RESULTS OF OPERATIONS.

         The hotel and leisure business is highly competitive. This is particularly the case in those areas where there is an over-supply of rooms., such as in London, Amsterdam and Budapest. Competitive factors within the industry include:

         o    convenience of location and accessibility to business centers;

         o    room rates;

         o    quality of accommodations;

         o    name recognition;

         o    quality and nature of service and guest facilities provided;

         o    reputation;

         o    convenience and ease of reservation systems; and

         o    the supply and availability of alternative lodging.

         Elscint operates, and intends to develop or acquire, most of its hotels in geographic locations where other hotels are or may be located. Elscint expects to compete for guests and development sites with national chains, large franchisees and independent operators. Many of these competitors have greater financial resources and better brand name recognition than Elscint and may have more established relationships with prospective franchisers, representatives in the construction industry and other parties engaged in the lodging industry. The number of competitive lodging facilities in a particular area could have a material adverse effect on Elscint's occupancy and rates and, therefore, revenues of its hotels. Elscint believes that competition within the lodging market may increase in the foreseeable future. Elscint cannot be sure that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve hotels in the markets in which Elscint currently or may subsequently compete, thereby materially adversely affecting its business and results of operations.

ACQUIRING, DEVELOPING AND RENOVATING HOTELS INVOLVES SUBSTANTIAL RISKS, AND ELSCINT CANNOT BE CERTAIN OF THE SUCCESS OF ANY FUTURE PROJECTS.

         Part of Elscint's growth strategy is to develop new hotels and to acquire and redevelop old or under-performing hotels. Acquiring, developing and renovating hotels involves substantial risks, including:

         o costs exceeding Elscint's budget or amounts agreed to with contractors, because of several factors, including delays in completion of construction;

         o competition for acquisition of suitable development sites from Elscint's competitors, who may have greater financial resources;

         o    the failure to obtain zoning and construction permits;

         o the failure of Elscint's hotels to earn profits sufficient to service debt incurred in construction or renovation, or at all;

         o the failure to comply with labor and workers' union legal requirements;

         o relationships with and quality and timely performance by contractors; and

         o compliance with changes in governmental rules, regulations, planning and interpretations.

         As of May 31, 2004, Elscint: (i) was in various stages of development of the Thames Riverbank project in London; (ii) closed down the Bucuresti Hotel in Bucharest, Romania and intends to commence the renovation and the refurbishment of the facility as soon as Elscint completes the financing for this project (iii) completed the construction of the oceanarium attraction within the Astrid Park Plaza Hotel in Antwerp, Belgium; and (iv) expects the construction of the Ballet Institute Building in Budapest, Hungary to commence during late 2004. Elscint cannot be certain that present or future development or renovation will be successful. For successful growth, Elscint must be able to develop or acquire hotels on attractive terms and integrate the new or acquired hotels into its existing operations. For acquired hotels,

Elscint must consolidate management, operations, systems, personnel and procedures, which may not be immediately possible due to collective labor agreements or other legal or operational obstacles. Any substantial delays or unexpected costs in this integration process could materially affect Elscint's business, financial condition or results of operations. Elscint cannot be certain that its newly acquired hotels will perform as it expects or that it will be able to realize projected cost savings.

CONTINUOUS DELAYS WITH RESPECT TO RENOVATIONS OF THE PHYSICAL ENVIRONMENT APPROXIMATE TO THE ASTRID PARK PLAZA HOTEL IN BELGIUM MAY CONTINUE TO HAVE AN ADVERSE EFFECT ON ITS OPERATIONS.

         The Municipality of Antwerp is engaged in extensive construction in the Astridplein, located directly opposite the Astrid Park Plaza Hotel. The construction is intended to prepare the square to accommodate the increased traffic which will result once the TGV services to the railway station located adjacent to the square become operational. The completion of this construction has been delayed several times, and has caused and continues to cause obstructions to the access to the hotel. In the past, this had an adverse effect on the occupancy rate at our hotel. The continuation of the construction, the permanent changes to the traffic flow around the hotel and the less convenient access for the hotel's patrons may have an adverse effect on our performance.

ELSCINT DEPENDS ON PARTNERS IN ITS JOINT VENTURES AND COLLABORATIVE
ARRANGEMENTS.

         Elscint owns interests in seven (7) hotels and is developing three additional hotels, generally in partnership with other entities. Elscint may in the future enter into joint ventures or other collaborative arrangements. Elscint's investment in these joint ventures may, under certain circumstances, be subject to (i) the risk that one of its partners may become bankrupt or insolvent which may cause it to be unable to fulfill its financial obligations, may trigger a default under its bank financing agreements or, in the event of a liquidation, may prevent it from managing or administering its business, (ii) the risk that one of its partners may have economic or other interests or goals that are inconsistent with its interests and goals, and that such partner may be in a position to veto actions which may be in its best interests, and (iii) the possibility that disputes may arise regarding the continued operational requirements of jointly owned hotels.

ELSCINT RELIES ON A MANAGEMENT AGREEMENT WITH PARK PLAZA, WHICH MAY NOT PROVIDE THE INTENDED BENEFITS, AND MAY BE TERMINATED.

         All of the operating hotels in which Elscint has an interest (other than the Shaw Park Plaza Hotel and the Centreville Apartment hotel in Bucharest) are either directly or indirectly operated under management agreements with Park Plaza Hotels Europe, Ltd. (Park Plaza). Park Plaza is the franchisee for certain territories under territorial license and franchise agreements with Park Inn International Worldwide Hotel Group, which entitles Park Plaza to use the "Park Plaza" tradename. Any significant decline in the reputation of Park Plaza or in its ability to ensure the performance of Elscint's hotels at anticipated levels could adversely affect Elscint's results of operations. If for any reason Park Plaza loses its principal franchise, Elscint will automatically lose its ability to use the Park Plaza name and other benefits, in which case Elscint may suffer in the areas of brand name recognition, marketing, and centralized reservations systems provided by Park Plaza, which, in turn, could materially affect Elscint's operations. If Elscint's agreement with Park Plaza were to be terminated, Elscint cannot be certain that it would be able to obtain alternative management services of the same standard on similar or better terms.

ELSCINT'S AGREEMENT WITH PARK PLAZA IMPOSES OBLIGATIONS ON ELSCINT THAT MAY FORCE IT TO INCUR SIGNIFICANT COSTS.

         The agreement with Park Plaza for each of Elscint's Park Plaza managed hotels contains specific standards for, and restrictions and limitations on, hotel operation and maintenance. These standards, restrictions and limitations may conflict with Elscint's priorities, and impose capital demands upon it. In addition, Park Plaza may alter its standards or hinder Elscint's ability to improve or modify Elscint's hotels. In order to comply with Park Plaza's requirements, or alternatively to change a franchise affiliation for a particular hotel and disassociate itself from the "Park Plaza" tradename, Elscint may be forced to incur significant costs or make capital improvements.

THE VALUE OF ELSCINT'S INVESTMENT IN ITS HOTEL PROPERTIES IS SUBJECT TO VARIOUS RISKS RELATED TO OWNERSHIP AND OPERATION OF REAL PROPERTY.

         Elscint's investment in the hotel properties is subject to varying degrees of risk related to the ownership and operation of real property. The intrinsic value of its hotels and income from the hotels may be materially adversely affected by:

          o changes in global and national economic conditions, including global or national recession;

          o a general or local slowdown in the real property market which would make it difficult to sell a property;

          o political events that may have a material adverse effect on the hotel industry;

          o competition from other lodging facilities, and an over-supply of hotel rooms in a specific location;

          o material changes in operating expenses, including real property tax systems or rates;

          o    changes in the availability, cost and terms of financing;

          o    the effect of present or future environmental laws;

          o    the ongoing need for capital improvements and refurbishments; and

          o    material changes in governmental rules and policies.

THE FAILURE TO COMPLY WITH GOVERNMENT REGULATION MAY ADVERSELY AFFECT ELSCINT'S BUSINESS AND RESULTS OF OPERATIONS.

         The hotel industry is subject to numerous national and local government regulations, including those relating to building and zoning requirements and fire safety control. In addition, Elscint is subject to laws governing its relationships with employees, including minimum wage requirements, overtime, working conditions, and work permit requirements, and in some localities to collective labor agreements. A determination that Elscint is not in compliance with these regulations could result in the imposition of fines, an award of damages to private litigants and significant expenses in bringing its hotels into compliance with the regulations. In addition, Elscint's ability to dismiss unneeded staff may be hampered by local labor laws and courts which traditionally favor employees in disputes with former employers.

ELSCINT MAY BE HELD LIABLE FOR DESIGN OR CONSTRUCTION DEFECTS OF THIRD-PARTY CONTRACTORS.

         Elscint relies on the quality and timely performance of construction activities by third-party contractors. Claims may be asserted against Elscint by local government and zoning authorities or by third parties for personal injury and design or construction defects. These claims may not be covered by the professional liability insurance of the contractors or of the architects and consultants. These claims may give rise to significant liabilities.

ELSCINT'S OWNERSHIP RIGHTS IN THE BUCURESTI HOTEL HAVE BEEN CHALLENGED.

         Since the acquisition of the controlling interest in the Bucuresti Hotel complex in Bucharest, Romania, Elscint has encountered a number of attempts to challenge both the validity of the acquisition of the complex and its control over the company owning the rights to the hotel. To date, all of these claims have been rejected by the courts. However, certain criminal proceedings which have been instituted against certain individuals involved in the privatization of the facility, may have an effect on the validity of the privatization and an indirect effect on the rights acquired by Elscint in the Bucuresti Hotel, notwithstanding that neither Elscint nor its subsidiaries have been indicted nor are in any way involved in these proceedings.

RISKS RELATING TO ELSCINT'S ENTERTAINMENT AND COMMERCIAL CENTER IN HERZLIA, ISRAEL (THE ARENA) THERE ARE MANY COMPETING ENTERTAINMENT AND COMMERCIAL CENTERS.

         There are several entertainment and commercial centers in Israel in general, and specifically in the greater Tel Aviv area (which includes Herzlia). There are two operational shopping centers within approximately 1 to 8 kilometers from the location of the Arena. These other centers compete for customers as well as for third party retailers and operators to lease space in such centers. There can be no assurance that Elscint will be successful in competing with the other entertainment and commercial centers.

ELSCINT IS DEPENDENT ON ENGAGING THIRD PARTIES TO ENTER INTO LEASE AGREEMENTS, AND ON OBTAINING AND RETAINING HIGH CUSTOMER TRAFFIC.

         Elscint is dependent on its ability to induce food and commodity retailers and entertainment service providers to enter into leases for units in the Arena, or to renew existing leases on favorable terms. There is active competition to attract tenants to other locations suitable for entertainment and commercial centers. The general economic recession in Israel may also deter businesses from entering into new lease agreements or renewing existing lease agreements, or from incurring the costs required to set up their rented units in an acceptable manner. If a significant portion of Elscint's existing leases expire, Elscint may find it more expensive or less profitable to continue to operate the Arena.

RISKS RELATING TO THE IMAGE GUIDED TREATMENT BUSINESS INSIGHTEC REQUIRES VOLUNTEERS TO TEST ITS PRODUCT UNDER DEVELOPMENT.

         The principal product of InSightec is the ExAblate 2000, a magnetic resonance (MR) guided Focused Ultrasound (FUS) system which has received regulatory approval for the treatment of uterine fibroids in Europe and Israel. In the United States, the system is awaiting FDA clearance for commercial use (see developments relating to InSightec below). The system is presently still undergoing clinical trials and beta-site testing for the uterine fibroids treatment in the United States under a so-called "continued access" protocol mainly in aim to gain additional clinical experience until FDA approval will be granted. The system is also undergoing trials for several other clinical applications worldwide at various medical institutions in North America, Europe and Israel. In order to complete these trials in compliance with the United States Food and Drug Administration (FDA) requirements, it is necessary to recruit volunteers to undergo the treatment offered by the new product, subject to the strict guidelines imposed by regulatory authorities. InSightec's inability to attract volunteers in sufficient numbers will result in delays in obtaining regulatory approvals, which may have an adverse impact on projected time-to-market factors.

DELAYS IN OBTAINING REIMBURSEMENT BY HEALTH PROVIDERS FOR THE USE OF INSIGHTEC'S PRINCIPAL PRODUCT MAY ADVERSELY EFFECT INSIGHTEC'S ABILITY TO SELL THE PRODUCT IN EUROPE.

         Although InSightec's principal product has received regulatory approval for the commercial treatment of uterine fibroids in Europe and Israel, any delays in the approval of the reimbursement and coverage by the health providers in different countries for the use of such product may adversely affect InSightec's ability to sell the product as well as its, and therefore EMI's, results of operations.

SURGEONS MAY NOT UTILIZE AND MAY OPPOSE INSIGHTEC'S NEW TECHNOLOGY.

         The high intensity focused ultrasound (HIFUS) product, applied in conjunction with magnetic resonance imaging systems, creates a product that may be described as a "thermal scalpel," which may be used by surgeons and interventional radiologists to non-invasively detect, monitor and destroy tissues and organs under direct real-time magnetic resonance image guidance. We believe that use of InSightec's product will fundamentally change the treatment of various medical conditions such as breast tumors, uterine fibroids and brain tumors. Surgeons may be reluctant, however, to use such technology, and instead elect to use current methods of treatment, which may result in our inability to realize our investment in InSightec, which totaled at the date of this report approximately $32 million.

INSIGHTEC'S PRODUCT MAY FACE COMPETITION AND IT DOES NOT HAVE A RECOGNIZABLE BRAND NAME.

         InSightec's product faces competition from alternative minimal invasive surgery (MIS) and competing HIFUS products. There are a number of competitors in these fields, although we are not aware of any HIFUS company that has reached InSightec's stage of clinical trials and beta-site testing and, to our knowledge, none have obtained regulatory approval for competing applications. Even if InSightec begins to market its product prior to its competitors, competing products may attain a significant market share. In addition, several competitors enjoy high domestic brand name recognition, which InSightec presently lacks, and have significantly greater marketing resources.

PATIENTS MAY SEEK LEGAL REDRESS IF TREATMENTS ARE UNSUCCESSFUL OR CAUSE BODILY HARM.
         As the developer and manufacturer of the HIFUS system, InSightec may face claims for compensation in the event that treatments administered using the system are unsuccessful or cause bodily harm to patients. While InSightec adopts customary legal tools such as disclaimers of liability, product liability insurance clinical trials insurances and indemnities from operators, to limit its liability in such instances, an adverse judgment awarding actual or punitive damages could have a material adverse effect both on the financial condition of InSightec and on its ability to market its products.

RISKS RELATING TO ISRAEL

SECURITY AND ECONOMIC CONDITIONS IN ISRAEL MAY AFFECT OUR OPERATIONS.

         We are incorporated under Israeli law and our principal offices are located in Israel. Political, economic and security conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, various armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Israel signed a peace treaty with Egypt in 1979 and a peace treaty with Jordan in 1994. As of the date of this annual report, Israel has not entered into any peace agreement with Syria or Lebanon. Since 1993, several agreements have been signed between Israel and the Palestinians, but a final agreement has not been achieved. Since October 2000, there has been a marked increase in hostilities between Israel and the Palestinians, characterized by terrorist attacks on civilian targets, suicide bombings and military incursions into areas under the control of the Palestinian Authority. These developments have adversely affected the peace process, placed the Israeli economy under significant stress, and have negatively influenced Israel's relationship with several Arab countries. In addition, some neighboring countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. Restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business. In addition, we could be adversely affected by the interruption or curtailment of trade between Israel and its trading partners, a significant increase in the rate of inflation, or a significant downturn in the economic or financial condition of Israel.


MANY OF OUR DIRECTORS, OFFICERS AND EMPLOYEES ARE OBLIGATED TO PERFORM ANNUAL MILITARY RESERVE DUTY IN ISRAEL. WE CANNOT ASSESS THE POTENTIAL IMPACT OF THESE OBLIGATIONS ON OUR BUSINESS.

         Our directors, officers and employees who are male adult citizens and permanent residents of Israel under the age of 49 are, unless exempt, obligated to perform annual military reserve duty and are subject to being called to active duty at any time under emergency circumstances. The deteriorating security situation in the Middle East has caused, and will continue to cause a sharp increase in the army reserve obligations of those of our directors, officers and employees who are subject to such reserve duty obligations. Although we have operated effectively under these requirements in the past, including during recent hostilities with the Palestinians and the war in Iraq, we cannot assess the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the effect of any increase or reduction of these requirements on us.

AN INCOME TAX REFORM IN ISRAEL MAY ADVERSELY AFFECT OUR SHAREHOLDERS AND US.

         Effective as of January 2003, the Israeli Parliament has enacted a wide ranging reform of the Israeli income tax system. These tax reforms have resulted in significant changes to the Israeli tax system, and may have adverse tax consequences for our shareholders and us.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US AND OUR OFFICERS AND DIRECTORS OR TO ASSERT U.S. SECURITIES LAWS CLAIMS IN ISRAEL OR SERVE PROCESS ON US AND SUBSTANTIALLY ALL OF OUR OFFICERS AND DIRECTORS.

         All of our executive officers and directors are non-residents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws in an Israeli court against us or any of those persons or to effect service of process upon these persons in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel. Notwithstanding the foregoing, Israeli courts may enforce a U.S. final executory judgment for liquidated amounts in civil matters, obtained after due process before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Israel) which recognizes and enforces similar Israeli judgments, provided that: (i) adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard; (ii) such judgment and the enforcement thereof are not contrary to the law, public policy, security or sovereignty of the State of Israel; (iii) such judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; (iv) an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and (v) the judgment is no longer subject to a right of appeal.

         Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency. The usual practice in Israel in an action to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in effect on the date thereof. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange of such foreign currency on the date of payment or in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency will ordinarily be linked to the Israeli Consumer Price Index plus interest at the annual rate (set by Israeli regulations) prevailing at such time. Judgment creditors must bear the risk of unfavorable exchange rates.

         In April 1998, the Israeli government announced its intention to liberalize its foreign currency control regime by, in effect, permitting any foreign currency activity or transaction, except for certain restrictions on institutional investors and on some derivatives transactions of non-residents. For example, in May 1998, the Israeli government adopted regulations that replaced many of the restrictions on foreign currency transactions with the requirement that such transactions be reported to the Controller of Foreign Currency at the Bank of Israel. Over time, if enacted, this liberalization may ultimately include the NIS becoming a fully convertible currency. No assurance may be given that the Israeli government's intentions as announced will receive legislative or regulatory approval, that any such approvals will be received in any particular time frame or that the risks described above will be alleviated.

RISKS RELATING TO OPERATIONS IN EUROPE

WE AND ELSCINT ARE SUBJECT TO VARIOUS RISKS RELATED TO OUR AND ELSCINT'S OPERATIONS IN EUROPE, INCLUDING ECONOMIC AND POLITICAL INSTABILITY, POLITICAL AND CRIMINAL CORRUPTION AND THE LACK OF EXPERIENCE AND UNPREDICTABILITY OF THE CIVIL JUSTICE SYSTEM.

         Many of the Eastern European countries in which we or Elscint operate are countries that until the last decade were allied with the former Soviet Union under a communist economic system, and they are still subject to various risks. For example, Romania, which is still economically and politically unstable, suffers from rapid devaluation of the Romanian Lei (local currency) against the U.S. dollar, political and criminal corruption, and lack of experience and unpredictability of the civil justice system. Romania also continues to suffer from high unemployment, low wages and low literacy rates. These risks could be harmful to us and are very difficult to quantify or predict. Although many governments of the European countries have liberalized policies on international trade, foreign ownership and development, investment, and currency repatriation to increase both international trade and investment, such policies might change unexpectedly. We and Elscint will be affected by the rules and regulations regarding foreign ownership of real and personal property. Such rules may change quickly and dramatically and thus may have an adverse impact on ownership and may result in a loss without recourse of our or Elscint's property or assets. Domestic and international laws and regulations, whether existing today or in the future, could adversely affect our and Elscint's ability to market and sell our or Elscint's products and could impair our and Elscint's profitability.

         With respect to Elscint's operations in Romania, any foreign company or litigant may encounter difficulty in prevailing in any dispute with, or enforcing any judgment against, the Romanian government or any of officers or directors under the Romanian legal system. If Elscint's ownership rights in the company that owns the Bucuresti Hotel complex are successfully challenged, this may affect Elscint's ability to obtain compensation for its original investment. Elscint has faced several challenges to its acquisition under the privatization contract, In addition the privatization process itself has been challenged as illegal. All of these claims have been dismissed. Criminal proceedings against individuals involved in the privatization process may detrimentally affect our rights if restitution of the legal position is sought and obtained by reason of fraudulent acts, notwithstanding that Elscint has not been indicted in those proceedings Some countries, including Romania, may regulate or require governmental approval for the repatriation of investment income, capital or the proceeds of sales of securities by foreign investors. In addition, if there is a deterioration in a country's balance of payments or for other reasons, a country may impose temporary restrictions on foreign capital remittances abroad. Any such restrictions may adversely affect our and Elscint's ability to repatriate investment loans or to remit dividends. Many emerging countries have experienced substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have negative effects on the economies and securities markets of certain emerging countries. In addition, in an attempt to control inflation, price controls at our hotels have been imposed at times in certain countries, which may affect our ability to increase our room rates.

GENERAL

WE AND ELSCINT ARE SUBJECT TO VARIOUS LEGAL PROCEEDINGS THAT MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

         Certain legal proceedings have been initiated against EMI and Elscint in connection with the change of control of both companies in May 1999 and the acquisition of Elscint's hotel businesses in September 1999, including motions to certify such claims as class actions. Neither we nor Elscint can estimate the results of these proceedings. A determination against us or Elscint in some or all of these proceedings may materially adversely affect our and Elscint's operating results.

WE AND ELSCINT HAVE SIGNIFICANT CAPITAL NEEDS AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE.

         The sectors in which we and Elscint compete are capital intensive. We require substantial up-front expenditures for land acquisition, development and construction costs as well as certain investments in research and development. As part of Elscint's growth strategy, Elscint intends to acquire, renovate and redevelop additional hotels and to develop new hotels. In addition, in order for Elscint's hotels to remain competitive, they must be maintained and refurbished on an ongoing basis. Accordingly, we require substantial amounts of cash and construction financing from banks for our operations and Elscint requires financing for the development, renovation and maintenance of its hotels. We cannot be certain that such external financing would be available on favorable terms or on a timely basis or at all. In addition, construction loan agreements generally permit the draw down of the loan funds against the achievement of pre-determined construction and space leasing milestones. If we fail to achieve these milestones, the availability of the loan funds may be delayed, thereby causing a further delay in the construction schedule. If we are not successful in obtaining financing to fund our planned projects and other expenditures, our ability to undertake additional development projects may be limited and our future profits and results of operations could be materially adversely affected. The inability of Elscint to obtain financing may affect its ability to construct or acquire additional hotels, and it may experience delays in planned renovation or maintenance of its hotels which could have a material adverse affect on Elscint`s results of operations.

OUR HIGH LEVERAGE COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

         We are highly leveraged and have significant debt service obligations. As of December 31, 2003, we had total debts to banks and other financial institutions in the amount of NIS 3,622 million (approximately $827.2 million). In addition, we and our subsidiaries may incur additional debt from time to time to finance acquisitions or capital expenditures or for other purposes. We will have substantial debt service obligations, consisting of required cash payments of principal and interest, for the foreseeable future.

         Our lenders require us to maintain certain financial and operational covenants. Our ability to comply with these covenants may be affected by events beyond our control. A breach of any of the covenants in our debt instruments or our inability to comply with the required covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on us. In the event of any default under the loan agreements, the lenders thereunder could elect to declare all borrowings outstanding immediately due together with accrued and unpaid interest and other fees.

          o    As a result of our substantial indebtedness:

          o we could be more vulnerable to general adverse economic and industry conditions;

          o we may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

          o we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects;

          o we may have limited flexibility in planning for, or reacting to, changes in our business and in the industry; and

          o we may have a competitive disadvantage relative to other companies in our business segments with less debt.

         We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee, however, that we will be able to refinance our indebtedness on commercially reasonable terms or at all. We have the ability under our debt instruments to incur substantial additional indebtedness and any additional indebtedness we incur could exacerbate the risks described above.

RESULTS OF OPERATIONS FOR US AND ELSCINT FLUCTUATE DUE TO THE SEASONALITY OF OUR BUSINESSES.

         A weak holiday shopping season (generally, the Christmas and Easter seasons) may adversely affect our profitability. The annual revenues and earnings of the tenants that lease space in our commercial and entertainment malls are substantially dependent upon the amount of patron traffic, both generally and particularly during peak shopping periods. As a result, changes in the level of traffic in commercial and entertainment malls during this period have a disproportionate effect on the annual results of operations of the entities that lease space in our commercial and entertainment malls, which may affect their ability to meet their rental obligations. Fluctuation of general business activity, vacation and holiday seasons and the influence of weather conditions generally affect Elscint's profitability.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders to others, other than the repayment of the loans (including any accrued interest) that we granted to the selling shareholders under the 2001 Incentive Plan to Employees and Officers. All sales proceeds from such sale will be received by the selling shareholders after the deduction of such outstanding loans.

                              SELLING SHAREHOLDERS

         The ordinary shares to which this reoffer prospectus relates are being registered for reoffers and resales by the selling shareholders, who acquired the ordinary shares pursuant to the Plan.

         The table below sets forth with respect to the selling shareholders based upon information available to us as of July 16, 2004, the number of ordinary shares beneficially owned, the number of ordinary shares registered by this reoffer prospectus, and the number and percent of outstanding ordinary shares that will be owned after the sale of the registered ordinary shares assuming the sale of all of the registered ordinary shares. Since the selling shareholders may sell all, some or none of their ordinary shares, no estimate can be made of the aggregate number of shares that are to be offered by this reoffer prospectus or that will be owned for the direct or indirect account of the selling shareholder upon completion of the offering to which this reoffer prospectus relates. The selling shareholders may offer the ordinary shares for sale from time to time. See "Plan of Distribution."

         Unless otherwise described below, to our knowledge, no selling shareholder, who is an affiliate, nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

                                                                        ORDINARY SHARES
                                                     ORDINARY SHARES    COVERED BY THIS    NUMBER OF ORDINARY
       NAME OF SELLING                                 BENEFICIALLY         REOFFER           SHARES OWNED
         SHAREHOLDER                 POSITION            OWNED(1)          PROSPECTUS          AFTER SALE
         -----------                 --------            --------          ----------          ----------
Joshua Shuki Forer                   Director             15,000             15,000                0
10 Hapashos St.Rehovot, Israel
---------------------------------------------------------------------------------------------------------------
Avraham Furer                        Director             15,000             15,000                0
15 Rambam St. Bnei-Brak,
Israel
---------------------------------------------------------------------------------------------------------------
Meir Kaisserman                  Former Director          15,000             15,000                0
26 Hadmor Merozin Bnei-Brak,
Israel
---------------------------------------------------------------------------------------------------------------
Avraham Shitrit                  Chief Financial          37,500             37,500                0
13 Mozes St., Tel-Aviv, Israel       Officer
---------------------------------------------------------------------------------------------------------------
Marc Lavine                      General Counsel,         50,000             50,000                0
13 Mozes St., Tel-Aviv, Israel      Corporate
                                    Secretary
---------------------------------------------------------------------------------------------------------------
Shimon Yitzhaki                     President,           100,000            100,000                0
13 Mozes St., Tel-Aviv, Israel       Director
---------------------------------------------------------------------------------------------------------------
Rachel Lavine                        Director             90,000             90,000                0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Shalom Singer                    Former Director          15,000             15,000                0
76 Levi Eshkol St. Tel-Aviv,
Israel
---------------------------------------------------------------------------------------------------------------
Moshe Meni                       Former Director          15,000             15,000                0
18 Elisha Rodin Givaataim,
Israel
---------------------------------------------------------------------------------------------------------------

                                       21

---------------------------------------------------------------------------------------------------------------
Luc Ronsmans                      Employee of a           30,000             30,000                0
Sterrebeeksesteen- weg 50       subsidiary of the
3070-Kortenberg                      company
Belgie
---------------------------------------------------------------------------------------------------------------
Baruch Vasserman                    Consultant            25,000             25,000                0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Uri Levin                        Chief Financial          20,000             20,000                0
13 Mozes St., Tel-Aviv, Israel      Officer of
                                   Elscint Ltd.
---------------------------------------------------------------------------------------------------------------
Shoshana Edasis                                           18,000             18,000                0
13 Mozes St., Tel-Aviv, Israel       Employee
---------------------------------------------------------------------------------------------------------------
Shmuel Ambar                         Employee             10,000             10,000                0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Nir Rabinowitz                       Employee             8,000              8,000                 0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Ora Rahamim                       Employee of a           6,000              6,000                 0
13 Mozes St., Tel-Aviv, Israel  subsidiary of the
                                     company
---------------------------------------------------------------------------------------------------------------
Dganit Grinberg                   Employee of a           6,000              6,000                 0
2 Hashonit St. Herzlia, Israel  subsidiary of the
                                     company
---------------------------------------------------------------------------------------------------------------
Sara Elenberg                    Former Employee          2,000              2,000                 0
21 Mani St. Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Revital Alvas                        Employee             2,000              2,000                 0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Moris Yossefya                    Employee of a           4,000              4,000                 0
13 Mozes St., Tel-Aviv, Israel  subsidiary of the
                                     company
---------------------------------------------------------------------------------------------------------------
Tal Pak Shiloh                    Employee of a           4,000              4,000                 0
13 Mozes St., Tel-Aviv, Israel  subsidiary of the
                                     company
---------------------------------------------------------------------------------------------------------------
Dana Bar-Or Tepper                Employee of a           4,000              4,000                 0
13 Mozes St., Tel-Aviv, Israel  subsidiary of the
                                     company
---------------------------------------------------------------------------------------------------------------
Yaron Carmon                      Employee of a           4,000              4,000                 0
13 Mozes St., Tel-Aviv, Israel  subsidiary of the
                                     company
---------------------------------------------------------------------------------------------------------------
Amir Fishler                         Employee             14,000             14,000                0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Tal Godisdiner                   Former Employee          1,500              1,500                 0
24 Aronson St. Tel-Aviv,         of a subsidiary
Israel                            of the company
---------------------------------------------------------------------------------------------------------------
Shirley Yakobi                    Employee of a           3,000              3,000                 0
13 Mozes St., Tel-Aviv, Israel  subsidiary of the
                                     company
---------------------------------------------------------------------------------------------------------------
Galit Yitzhaki                    Employee of a           3,000              3,000                 0
13 Mozes St., Tel-Aviv, Israel  subsidiary of the
                                     company
---------------------------------------------------------------------------------------------------------------



                                       22

---------------------------------------------------------------------------------------------------------------
Janna Bejerano                       Employee             3,000              3,000                 0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Galit Aviani                         Employee             3,000              3,000                 0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Aliza Beja                           Employee             3,000              3,000                 0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Yael Rottelman                      Consultant            3,000              3,000                 0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Rachel Shiloh                    Former Employee          1,500              1,500                 0
9 Adam St., Even-Yehuda, Israel   of the parent
                                     company
---------------------------------------------------------------------------------------------------------------
Nahum Torevich                       Employee             5,000              5,000                 0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Adar Shashouh                        Employee             5,000              5,000                 0
13 Mozes St., Tel-Aviv, Israel
---------------------------------------------------------------------------------------------------------------
Avishag Said                      Employee of a           6,500              6,500                 0
13 Mozes St., Tel-Aviv, Israel  subsidiary of the
                                     company
---------------------------------------------------------------------------------------------------------------

(1) Includes options to purchase ordinary shares, whether or not exercisable within 60 days.


                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, donees, assignees or transferees may sell any or all of the ordinary shares for value at any time or from time to time under this reoffer prospectus in one or more transactions on the Nasdaq National Market or any stock exchange, market or trading facility on which the ordinary shares are traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o    privately negotiated transactions;

         o    underwritten offerings;

         o    short sales;

         o agreements by the broker-dealer and the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o    a combination of any such methods of sale; or

         o    any other method permitted by applicable law.


         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to us in certain circumstances rather than under this reoffer prospectus.

         Unless otherwise prohibited, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling shareholders. The selling shareholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling shareholders sell shares short, they may redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling shareholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling shareholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders and any broker-dealers that participate in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the ordinary shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

         There is no assurance that the selling shareholders will sell all or any portion of the ordinary shares offered under this reoffer prospectus.

                            OFFER AND LISTING DETAILS

         The high and low sales prices for our ordinary shares as reported on the Nasdaq National Market during the month of June 2004 is set forth below. Other information regarding the market price of our ordinary shares is located in our Form 20-F for the year ended December 31, 2003 filed with the SEC on June 30, 2004.

                                     2004
                                     ----
                                                            HIGH         LOW
                                                            ----         ---
         June   ........................................    8.93        7.42
                                                            ----        ----

                                  LEGAL MATTERS

         The validity of the ordinary shares being offered by this reoffer prospectus will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel-Aviv, Israel.

                                     EXPERTS

         Brightman Almagor & Co., a member firm of Deloitte Touche Tohmatsu, Tel Aviv, Israel, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2003, as set forth in their report which is incorporated by reference in this reoffer prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference with such firm's consent and in reliance on such firm's report given on their authority as experts in accounting and auditing.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Commission. The reports and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies may be obtained (at prescribed rates) at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 11th floor, 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of that material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

         The following documents previously filed by us with the Commission are incorporated in this Prospectus by reference:

         (1) Our Annual Report on Form 20-F, as filed with the Commission on June 30, 2004; and

         (2) The description of our ordinary shares contained in our Annual Report on Form 20-F as filed with the Commission on June 30, 2004.

         All reports and other documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold are incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and documents.

         Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this Prospectus is delivered upon a written or oral request to Elbit Medical Imaging Ltd. at 13 Mozes Street, Tel-Aviv 67442, Israel. Our telephone number is (972-3)- 608-6010 and our fax number is (972-3) 695-3080.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by us with the Commission are incorporated herein by reference as of their respective dates:

         (1) Our Annual Report on Form 20-F, as filed with the Commission on June 30, 2004 ("Annual Report on Form 20-F");

         (2) The description of our ordinary shares, par value NIS 1.0 per share, that appears in "Item 10: Additional Information" in the Annual Report on Form 20-F; and

         (3) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Israeli Companies Law 1999 provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care. Our Articles of Association provide that we may prospectively exempt any of its officers from liability for damages sustained due to a breach by the officer of such officer's duty of care to us. The annual meeting of our shareholders held on February 21, 2001 approved to prospectively exempt our company's officers from liability for damages sustained due to a breach by the officer of such officer's duty of care to the company, except with respect to Mordechay Zisser, our controlling shareholder. Such exception applied, at the time of the said meeting, also to Bracha Zisser, the wife of Mr. Zisser, who, at that date, served as one of our directors.

         Our Articles of Association provide that we may obtain an insurance policy providing our directors and officers insurance for liability imposed on them due to an act performed by them in their capacity as our directors or officers, in any of the following: (1) Breach of their duty of care to us or to any other person; (2) Breach of their fiduciary duty to us, provided that they acted in good faith and had reasonable grounds to believe that the act would not prejudice our interest; (3) Monetary liability imposed upon them in favor of a third party; and (4) Any other event in respect of which an insurance of a director or officer is and/or may be permitted.

         Our shareholders, at their annual meeting held on February 21, 2001, approved the subscription for insurance covering liability of our directors and officers in accordance with the above principles, except with respect to Mordechay Zisser. In December 2003, our shareholders approved the coverage of liability of our chairman of the board of directors, Mr. Zisser under our general insurance policies for the coverage of directors' and officers' liability, as shall be from time to time, including policies which were in effect on August 26, 2003 (the time of the approval of such resolution by the Board of Directors).

         Pursuant to the Israeli Companies Law, in no event may we insure, indemnify or exempt our officers and directors with respect to: (1) breach of the fiduciary duty towards us, unless the officer or director acted in good faith and had reasonable grounds to assume that the action would not prejudice us; (2) breach of the duty of care, made intentionally or recklessly; (3) an intentional act which was made to unlawfully realize a personal gain; or (4) a fine or penalty imposed for an offense.

         Our Articles of Association also provide that we may prospectively or retroactively undertake to indemnify an officer or director of ours in respect of the following matters: (1) Monetary liability imposed upon a director or an officer in favor of a third party by a judgment, including a settlement or arbitrator's award approved by a court; (2) Reasonable litigation expenses, including attorney's fees, incurred by or charged to a director or an officer by court, in proceedings brought against our director or officer or on its behalf or by a third party, or a criminal charge from which the director or officer was acquitted or for a criminal charge in which such director or officer was convicted of an offense not requiring proof of criminal intent; and (3) Other liability or expense for which it is or may be permissible to indemnify a director or an officer; provided, however, that the prospective undertaking is limited to certain events that the board of directors may anticipate at the time such undertaking is issued and limited at an amount which the board of directors determines is reasonable under the circumstances. Pursuant to our Articles of Association, the aggregate indemnification amount that may be paid to our officer pursuant to a prospective undertaking to indemnify shall not exceed the lower of (i) 25% of the shareholders' equity of ours as of the date of actual payment by us of the indemnification amount (as set forth in our most recent consolidated financial statements prior to such payment); and (ii) $40 million, in excess of any amounts paid (if paid) by insurance companies pursuant to insurance policies maintained by us with respect to matters covered by such indemnification. At their annual meeting held on February 21, 2001, our shareholders approved that we may prospectively indemnify and accordingly issue prospective indemnification undertakings in favor of our directors and officers pursuant to our Articles of Association.

         In addition, we may prospectively undertake to indemnify and accordingly issue a prospective indemnification undertaking in favor of any person, including our officer who officiates or officiated on behalf or at our request as a director of another company of which we are either directly or indirectly a shareholder or in which we have any other interest whatsoever with respect to a liability or expense as set forth above, which may be imposed upon such person as a result of an act performed by such person in his/her capacity as a director of the other company, provided that such undertaking is limited to events that in the opinion of the board of directors are foreseeable at the time of the issue of the undertaking and is limited to the amount determined by the board of directors as reasonable under the circumstances.

         We may also retroactively indemnify a director of the other company in respect of liability or expense as set forth above, imposed upon him or her as a result of an act performed by him or her in the capacity as a director of the other company.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

         All issuances to the selling shareholders were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering and/or Regulation S of the Securities Act of 1933.

ITEM 8.   EXHIBITS.

         The following exhibits are filed herewith:

         Exhibit No.      Description
         -----------      -----------

         4.1. 2001 Incentive Plan to Employees and Officers, as amended.

         5.1 Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. with respect to the legality of the ordinary shares being registered.

         23.1             Consent of Brightman Almagor & Co.

         23.2 Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

         24.1             Powers of Attorney (included on the signature page)


ITEM 9.  UNDERTAKINGS.

         (a) The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or for the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, ELBIT MEDICAL IMAGING LTD., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on July 20, 2004.

                                                  ELBIT MEDICAL IMAGING LTD.


         By:/s/ Shimon Yitzhaki                      By:/s/ Avraham Shitrit
            -------------------                         -------------------
         Shimon Yitzhaki                             Avraham Shitrit
         President and Director                      Chief Financial Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Shimon Yitzhaki and Avraham Shitrit, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all future amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

           Signature                              Title                 Date

/s/ Mordechay Zisser
-------------------------
Mordechay Zisser            Executive Chairman of the Board        July 20, 2004
                            of Directors

/s/ Shimon Yitzhaki
-------------------------
Shimon Yitzhaki             President and Director                 July 20, 2004

/s/ Rachel Lavine
-------------------------
Rachel Lavine               Director                               July 20, 2004

/s/ Avraham Furer
-------------------------
Avraham Furer               Director                               July 20, 2004

/s/ Joshua (Shuki) Forer
-------------------------
Joshua (Shuki) Forer        Director                               July 20, 2004

/s/ David Rubner
-------------------------
David Rubner                Director                               July 20, 2004

/s/ Yosef Apter
-------------------------
Yosef Apter                 External Director                      July 20, 2004




Authorized Representative in the United States:

ELSCINT INC.

By: /s/ Uri Levin     /s/ Shimon Yitzhaki
    -------------------------------------
        Uri Levin         Shimon Yitzhaki                          July 20, 2004

                                  EXHIBIT INDEX


         Exhibit No.      Description
         -----------      -----------

         4.1. 2001 Incentive Plan to Employees and Officers, as amended.

         5.1 Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. with respect to the legality of the ordinary shares being registered.

         23.1             Consent of Brightman Almagor & Co.

         23.2 Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

         24.1             Powers of Attorney (included on the signature page)